Exhibit 10.37

STEM CELL AGREEMENT

This Stem Cell Agreement (“Agreement”) is made and entered into as of the 23rd day of February, 2009 (the “Effective Date”), by and between Reproductive Genetics Institute, an Illinois corporation with offices located at 2825 North Halsted St., Chicago, IL 606571 (“RGI”), Embryome Sciences, Inc., a California corporation (“ES”), with offices located at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502. RGI and ES are sometimes hereinafter referred to as the “Parties”.

WITNESSETH

WHEREAS, RGI owns or has licensed with a sublicensable interest the CELLS, CELL LINES, and KNOW-HOW; and

WHEREAS, ES desires to obtain a license from RGI to use, reproduce, market, and sell the CELLS upon the terms and conditions set forth in this Agreement; and

WHEREAS, RGI is willing to provide the CELLS and grant such a license to ES upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “ACCEPTABLY DERIVED” has the meaning defined in Section 3.2.

1.2           “AFFILIATE” means any corporation, limited liability company, limited partnership or other entity in control of, controlled by, or under common control with ES.

1.3           “CELLS” means the cells ACCEPTABLY DERIVED from the CELL LINES identified in Exhibit A attached hereto (the “CELL LINES”), and additional cell lines derived from preimplantation embryos during the term of this Agreement, that are covered by (i.e., made or developed using) the KNOW-HOW and/or are provided to ES by RGI in accordance with the provisions of Articles 2 or 3, as applicable, of this Agreement.  The CELL LINES will include, but not be limited to, those made animal product free and those with defined HLA types and determined to carry disease gene alleles.

1.4           “COMBINATION PRODUCT” means a product that contains a CELLS component and at least one other component that has independent research, diagnostic or therapeutic utility, could reasonably be sold separately and has economic value of its own.

1.5           “COMMERCIAL USE” means a use of CELLS or CELL LINES for any use other than a NON-COMMERCIAL USE.

1.6           “CONFIDENTIAL INFORMATION” means confidential or proprietary information of RGI or ES relating to the KNOW-HOW, CELLS and/or CELL LINES. CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:  (a) information which is, or later becomes, generally available to the public through no fault of the recipient; (b) information which is provided to the recipient by an independent third party having no obligation to keep the information secret; (c) information which the recipient can establish by written documentation was previously known to it; or (d) information which the recipient can establish by written documentation was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

1.7           “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer slide illustrations, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals,  all of which may constitute  CONFIDENTIAL INFORMATION, that is owned or controlled by RGI as of the Effective Date or that is developed or acquired by RGI in the future, and that specifically relates to  the growth, development, reproduction, or characterization of the CELLS acquired by ES from RGI.

1.8           “NET SALES” means the amounts received by ES from sales or other disposition for value of CELLS and CELL LINES or COMBINATION PRODUCTS by ES or its AFFILIATES to any third party (excluding any disposition transaction involving a merger or consolidation of ES or a sale of all or part of ES’s business where the purchaser assumes ES’s rights and obligations under this Agreement), less (to the extent applicable and appropriately documented) (i) sales, tariff and import duties, use and other taxes directly imposed with reference to particular sales, (ii) discounts, rebates, and similar credits and chargebacks actually allowed and taken (regardless of whether taken or paid at the time of sale or paid or credited to the buyer at a subsequent date), (iii) amounts allowed or credited on returns; provided, any such allowed deductions shall be listed on the applicable sales invoice or otherwise documented in the ordinary course of business, and (iv) in the case of sales of CELLS for NON-COMMERCIAL USE, royalties payable to any third party for the use of any patent or other technology in connection with the growth, reproduction, or characterization of CELLS.

In the case of NET SALES of COMBINATION PRODUCTS, NET SALES means the total invoice amount collected of COMBINATION PRODUCTS by ES or its AFFILIATES to any third party, less, to the extent applicable, the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)           If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average invoice amount earned on the CELLS during such period when sold separately in finished form, and B is the average invoice amount earned on all other active components of the COMBINATION PRODUCT during such period when sold separately in finished form; or

(ii)           if all components of the COMBINATION PRODUCT were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C/(C+D)], where C is the average fully absorbed cost of the CELLS component during the prior quarter and D is the average fully absorbed cost of all other active components of the COMBINATION PRODUCT during the prior quarter.

1.9           “NONCOMMERCIAL USE” means the use of CELLS as research tools, including but not limited to use in the discovery and development of drugs and other products for the treatment or diagnosis of disease; provided, however, that the use of CELLS directly in the treatment or diagnosis of disease in humans shall be deemed a COMMERCIAL USE.

1.10           “STEERING COMMITTEE” means a committee of four people, two being appointed by ES and two being appointed by RGI that will decide on behalf of the two companies commercial strategies for jointly developing, marketing, and selling CELLS for COMMERCIAL USE.  The STEERING COMMITTEE shall not make decisions on pricing of sales of CELLS by ES.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 – LICENSE GRANT

2.1           Grant of Rights.  RGI hereby grants to ES, and ES accepts, subject to the terms and conditions of this Agreement, a royalty-bearing, worldwide, non-exclusive license during the term of this Agreement only, to use the KNOW-HOW to research, develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported CELLS and CELL LINES.  The KNOW-HOW shall not be sublicensed by ES without RGI’s written consent.

2.2           Knowledge Transfer.  Within sixty (60) days of the Effective Date, RGI shall provide and deliver to ES, on a non-exclusive basis, copies of all information and data relating to the KNOW-HOW as may be reasonably necessary to allow ES to exploit the licenses granted hereunder and to reproduce the CELLS acquired from RGI.  If after the Effective Date RGI develops or obtains any new or additional KNOW-HOW pertaining the CELLS acquired by ES from RGI, RGI shall provide, deliver, and transfer copies of such KNOW-HOW and other information to ES, on a non-exclusive basis, promptly after such KNOW-HOW is developed or obtained.  Such deliveries shall be made free and clear of all liens, security interests, encumbrances, and claims of any kind by any third party.  RGI shall bear all costs of so delivering the KNOW-HOW to ES.

2.3           Regulatory Approvals.  ES acknowledges and agrees that the CELLS have not been approved by the United States Food and Drug Administration or by any similar regulatory agency of any other country for use as drug or medical device.

2.4           New Patents, Inventions, and Discoveries.  ES shall have the right to file and prosecute new patent applications (and to obtain new patents) with respect to any technology, invention, or discovery made by ES or any of its AFFILIATES using CELLS and KNOW-HOW.  RGI shall acquire no right, title or interest with respect to such new patents, inventions, discoveries, or technology not included within the KNOW-HOW licensed to ES by RGI, except that in the case of any product or treatment for COMMERCIAL USE developed by ES using CELLS otherwise than in accordance with plans approved by the STEERING COMMITTEE, RGI shall be granted a non-exclusive, perpetual, royalty free license to make, use and sell such products and treatments covered by such patents.

2.5           Sales of ES CELLS to RGI.  ES agrees that to the extent RGI desires to purchase CELLS of any type from ES for NON-COMMERCIAL USE, ES will sell such CELLS to RGI for a price per ampule equal to fifty percent (50%) of the lowest price offered by ES to any other Customer for NON-COMMERCIAL USE during the immediately-preceding twenty-four (24) month period.

ARTICLE 3 – MATERIAL TRANSFER

3.1           Delivery of CELLS and CELL LINES.  In consideration of the issuance and delivery of the License Fee Shares under Section 5.1, RGI hereby sells, transfers and assigns to ES ten (10) of the CELLS from ten (10) CELL LINES chosen by ES listed on EXHIBIT A.  Within fifteen (15) business days after the Effective Date, RGI shall deliver to ES a quantity of ampules containing CELLS, sufficient to enable ES to reproduce in commercial quantities the 10 different types of CELLS.  Should ES elect to market additional types of CELLS, ES shall give RGI written notice of the additional cell types chosen by ES from the CELL LINES listed on Exhibit A and within fifteen (15) business days of such notice, RGI shall sell, transfer, assign, and deliver to ES a quantity of ampules containing such additional CELLS, sufficient to enable ES to reproduce the additional types of CELLS in commercial quantities.  Such transfer and assignment is made free and clear of all liens, security interests, encumbrances, and claims of any kind by any third party.  RGI shall bear all costs of delivering the CELLS to ES.  All CELLS shall be delivered to ES between the hours of 9:00 a.m. and 5:00 p.m. on a weekday (other than a Federal or California state holiday) at the address shown in Article 10 of this Agreement, upon twenty-four hours oral or written notice to ES.  All CELLS shall be contained in cryovials and packaging suitable for the purpose of storage and delivery.  If ES elects to acquire additional CELLS after the initial ten (10) CELLS are delivered to ES by RGI, and RGI requires more than fifteen (15) business to deliver all of the additional CELLS requested by ES due to the number of CELLS so requested, ES shall allow RGI such additional time as RGI may reasonably require to complete the delivery of all of the additional CELLS, and RGI shall use commercially reasonably efforts and diligence to complete the delivery of such additional CELLS, including making such deliveries in installments as sufficient CELLS of each CELL LINE become available.

3.2           Acceptably Derived.  All human pluripotent stem cells and cell lines comprising CELLS provided to ES under this Agreement must be ACCEPTABLY DERIVED.  RGI will provide ES with documentation verifying that all CELLS of each CELL LINE delivered to ES were ACCEPTABLY

DERIVED.  If so requested by ES, RGI will take all such actions as are necessary to have the CELLS deposited in the United Kingdom Stem Cell Bank.  In order to be ACCEPTABLY DERIVED human pluripotent stem cells must have:

(a)           Been listed on the National Institutes of Health Human Embryonic Stem Cell Registry, or

(b)           Been deposited in the United Kingdom Stem Cell Bank, or

(c)           Been derived by, or approved for use by, a licensee of the United Kingdom Human Fertilisation and Embryology Authority, or

(d)           Been derived in accordance with the Canadian Institutes of Health  Research Guidelines for Human Stem Cell Research under an application approved by the National Stem Cell Oversight Committee, or

(e)           Been derived under the following conditions:

(i)           Donors of gametes, embryos, somatic cells or human tissue gave voluntary and informed consent.

(ii)           Donors of gametes, embryos, somatic cells or human tissue did not receive valuable consideration.  This provision does not prohibit reimbursement for permissible expenses as determined by an Institutional Review Board (IRB).

(iii)           Not been derived from gametes, embryos, somatic cells, or human tissue knowingly purchased or sold for valuable consideration for research purposes.  This provision does not prohibit reimbursement for permissible expenditures as determined by an IRB or a Stem Cell Research Oversight Committee.  APermissible expenditures@ means necessary and reasonable costs directly incurred as a result of persons, not including human subjects or donors, providing gametes, embryos, somatic cells, or human tissue for research purposes.  Permissible expenditures may include but are not limited to costs associated with processing, quality control, storage, or transportation of materials.

(iv)           Donation of gametes, embryos, somatic cells or human tissue was overseen by an IRB (or, in the case of foreign sources, an IRB-equivalent).

(v)           Individuals who consented to donate stored gametes, embryos, somatic cells or human tissue were not reimbursed for the cost of storage prior to the decision to donate.

3.3           Non-Exclusive Rights.  ES acknowledges and agrees that its right to acquire CELLS from RGI is on a non-exclusive basis, and that RGI shall be entitled to make, use, sell, market, distribute, and transfer identical or other CELLS and CELL LINES to third parties, or otherwise use same, for RGI’s own account, on such terms and conditions as RGI may determine, in its sole and absolute discretion.

3.4           ES agrees that to the extent it desires to purchase CELLS which are available for purchase from RGI, ES will purchase its requirements of such CELLS from RGI and will not purchase such requirements for any third party unless RGI shall be unable to timely provide same.

ARTICLE 4 – COMMERCIALIZATION

4.1           ES intends to use, or to cause its AFFILIATES to use, commercially reasonable efforts to bring one or more CELL LINES developed from the CELLS acquired hereunder to market for NON-COMMERCIAL USE during the term of this Agreement.  ES makes no representation, guaranty, or warranty that it or its AFFILIATES will be successful in reproducing, marketing, selling, or distributing any CELLS or CELL LINES.

ARTICLE 5 - CONSIDERATION

5.1           License Fee.  In partial consideration of the rights and licenses granted to ES by RGI in this Agreement, ES shall cause its parent BioTime, Inc. to issue to RGI, as a license fee for the KNOW-HOW related to the first 10 cell types chosen by ES from the list in Exhibit A, a number of BioTime common shares determined by dividing Fifty Thousand Dollars ($50,000) by the closing price of BioTime common shares on the OTC-BB market on the Effective Date of this Agreement (or the closing price on the most recent date on which BioTime shares traded before the Effective Date if BioTime common shares did not trade on the OTC-BB market on the Effective Date) (the “License Fee Shares”). For each additional cell type chosen by ES from the list in Exhibit A and as it is updated in the future, a number of BioTime common shares determined by dividing Five Thousand Dollars ($5,000) by the closing price of BioTime common shares on the OTC-BB market on the date of such written notice to RGI from ES (or the closing price on the most recent date on which BioTime shares traded before the date of written notice if BioTime common shares did not trade on the OTC-BB market on the date of notice) shall be issued to RGI as a license fee for the KNOW-HOW related to CELLS derived from those additional CELL LINES (the “Additional License Fee Shares”).  The License Fee Shares and Additional License Fee Shares are not refundable and the value of the License Fee Shares and Additional License Fee Shares are not creditable against other payments due to RGI under this Agreement.  The License Fee Shares and Additional License Fee Shares shall be issued to RGI within ten (10) business days after RGI’s delivery of the KNOW-HOW and CELLS pursuant to Section 2.2 and Section 3.1; provided, that ES shall not be in breach of this Agreement for any delay in delivery of the License Fee Shares resulting from the time required by the transfer agent and registrar of such shares to make a certificate of such shares available for delivery.

(a)           Investment Representations.  RGI represents and warrants to ES and BioTime that:

(i)           RGI has received a copy of BioTime’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2008 (the “Disclosure Documents”) and is relying on the information provided therein in determining to acquire the License Fee Shares.  RGI has had a reasonable opportunity to ask questions of and receive answers from the executive officers and directors of BioTime or one or more of its officers, concerning BioTime and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the information in the Disclosure Documents.  All such questions have been answered to RGI’s satisfaction;

(ii)           RGI understands that the License Fee Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the “Act”) or qualification under the California Corporate Securities Law of 1968, or under the laws of other states, in reliance upon the exemptions from such registration and qualification requirements for non-public offerings.  RGI acknowledges and understands that the availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties contained herein, which RGI hereby makes with the intent that they may be relied upon by BioTime and its officers and directors, and by ESI and its officers and directors, in determining RGI’s suitability to acquire the License Fee Shares.  RGI understands and acknowledges that no federal, state or other agency has reviewed or endorsed the offering of the License Fee Shares or made any finding or determination as to the fairness of the offering or completeness of the information in the Disclosure Documents;

(iii)           RGI understands that the License Fee Shares may not be offered, sold, or transferred in any manner unless subsequently registered under the Act, or unless there is an exemption from such registration available for such offer, sale or transfer;

(iv)           RGI has such knowledge and experience in financial and business matters to enable RGI to utilize the information contained in the Disclosure Documents, or otherwise made available to RGI to evaluate the merits and risks of an investment in the License Fee Shares, and to make an informed investment decision with respect thereto.

(v)           RGI is acquiring the License Fee Shares for RGI’s own account and for long-term investment purposes, and not with a view to, or for sale in connection with, any distribution of the License Fee Shares; and

(vi)           RGI is an “accredited investor,” as such term is defined in Regulation D promulgated under the Act.

5.2           Royalties and other Consideration.  As additional consideration of the license granted to ES from RGI in Article 2 of this Agreement, ES shall pay to RGI royalties as follows:

(a)           A royalty equal to seven percent (7%) of the collections of Net Sales received by ES and its AFFILIATES for each ampule of CELLS sold or otherwise disposed of for NONCOMMERCIAL USE only.  ES agrees not to sell CELLS for less than Seven Thousand Five Hundred Dollars ($7,500) per ampule.

(b)           In the case of sales or other dispositions of CELLS by ES or any AFFILIATE for COMMERCIAL USE, a royalty on Net Sales of an amount equal to (A) 50% of Net Sales, minus one-half of any other royalties paid  or required to be paid by ES or its AFFILIATES to third parties on such Net Sales or (B) such other amount as a majority of the members of the Steering Committee may approve in writing.

           5.3           Payment Method.  All payments due under this Agreement shall be paid to RGI in Chicago, Illinois, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

           5.4           Late Fee.  ES shall pay RGI interest on any overdue amounts at the rate of one percent (1%) per month (twelve percent (12%) per annum), from the date when such payment should have been made.

ARTICLE 6 - REPORTS AND RECORDS

6.1           ES shall maintain complete and accurate records of CELLS that are sold by ES or its AFFILIATES under this Agreement.  ES shall keep, and shall cause its AFFILIATES to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to RGI hereunder and ES’s compliance with the terms and conditions of this Agreement.  Said books of account shall be kept at ES’s principal place of business or at such other location as may be agreed upon by the parties.  Said books and the supporting data shall be open for inspection and audit by RGI upon reasonable advance notice  for three (3) years following the end of the calendar year to which they pertain, to the inspection of RGI or its agents for the purpose of verifying ES’s royalty statement or compliance in other respects with this Agreement.  If any such audit determines that the reported payments to RGI were less than ninety percent (95%) of the actual amount due to RGI for the period in question, ES shall bear the cost of such audit (without limiting RGI’s other remedies with respect thereto).  RGI may inspect and audit such books and records no more frequently than twice per calendar year, except that if payments reported to RGI in any calendar year were less than 95% of the actual amount due, RGI may inspect and audit the books and records not more than four times during that calendar year and the following calendar year.

6.2           After the first sale or other disposition of any CELLS for COMMERCIAL USE by ES or any AFFILIATE, ES, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to RGI a true and accurate report of all NET SALES during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Each such report shall include at least the following:

(a)           number(s) and type(s) of CELLS sold by ES and/or its AFFILIATES;

(b)           total billings and payments received for CELLS sold by ES and itsAFFILIATES; and

(c)           deductions applicable as provided in Section 1.8;

6.3           With each such report submitted, ES shall pay to RGI the royalties and other payments due and payable under this Agreement.  If no royalties or other payments shall be due, ES shall so report.

6.4           ES’s reporting obligations hereunder shall terminate when ES’S obligation to pay royalties to RGI has been fully satisfied.

ARTICLE 7 – INDEMNIFICATION,

7.1           RGI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ES and its AFFILIATES, successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at RGI’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of or arising from a breach of any representation or warranty of RGI hereunder, excepting only claims that result from (a) the willful misconduct or negligence of ES or its AFFILIATES, and (b) claims alleging that the use of any of the KNOW-HOW, or the use, reproduction, sale, transfer, or distribution of CELLS infringes upon any patent, or trade secret of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify RGI in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) RGI shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at RGI’s expense.

7.2           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, RGI, ITS DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILTY AND FITNESS FOR A PARTICULAR PURPOSE.

7.3           ES shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless RGI and its AFFILIATES, successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at ES’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of or arising from a breach of any representation or warranty of ES hereunder, excepting only claims that result from (a) the willful misconduct or negligence of RGI or its AFFILIATES, and (b) claims for which RGI is liable pursuant to the indemnity set forth in Section 7.1 above, , and (c) claims that the use of any KNOW-HOW licensed by ES to RGI hereunder infringes upon any patent or trade secret of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify ES in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) ES shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at ES’s expense.

ARTICLE 8 – TERMINATION

8.1           Subject to the other termination provisions of this Article 8, this Agreement shall be effective on the Effective Date and shall continue in effect until December 31, 2039 (the “Original Expiration Date”).    The term of this Agreement shall be automatically extended beyond the Original Expiration Date for a period of ten years (the “First Extension Period”), unless either party gives the other party notice of non-extension not less than 120 days prior to the Original Expiration Date, and thereafter shall be automatically extended beyond  the First Extension Period for an additional period of ten years (the “Second Extension Period”), unless either party gives the other party notice of non-extension not less than 120 days prior to the expiration of the First Extension Period.

8.2           In addition to any other rights that RGI may have, RGI may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by ES, as follows:

(i)	non-payment of any amounts due which is not cured within thirty (30) days of receipt of written notice of such non-payment; or

(ii)
breach of any obligation which is not cured within thirty (30) days of a written request to remedy such breach wherein said request is delivered by registered mail, or if the breach cannot be cured within said thirty (30) day period, despite ES’s best efforts to do so, failure of ES within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach.

Such termination shall become effective upon notice from RGI thereof, unless ES shall have cured any such material breach or default prior to the expiration of the applicable cure period.

8.3           ES shall have the right to terminate this Agreement at any time on thirty (30) days prior notice to RGI provided, that ES shall discontinue sales of CELLS upon such termination of this Agreement.  Notwithstanding such termination, ES shall pay RGI any royalties due with respect to the sale of CELLS that occurred prior to the date of termination.

8.4           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 6.1, Article 7, Article 9, and Article 11, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 9 - CONFIDENTIALITY

9.1           During the course of this Agreement, RGI and ES may provide each other with CONFIDENTIAL INFORMATION.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form, and includes such information that is designated in writing as such by the discloser at the time of disclosure, orally disclosed information that is designated in writing as confidential within 30 days after such oral disclosure, or information which, under all of the given circumstances ought reasonably be treated as CONFIDENTIAL INFORMATION of the disclosing party. RGI and ES each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other from disclosure to third parties; no such disclosure shall be made without the other’s written permission.  Upon termination or expiration of this Agreement, RGI and/or ES shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, neither RGI nor ES is granted any license to use the other’s CONFIDENTIAL INFORMATION.  The obligations of RGI and ES under this Article 9 shall survive any expiration or termination of this Agreement.  Notwithstanding the preceding provisions of this Section 9.1, until such time as this Agreement is terminated:  ES shall have the right to disclose KNOW-HOW to third parties who purchase CELLS on a need-to-know basis, provided that such third parties sign confidentially and non-disclosure agreements recognizing the proprietary rights of RGI thereto in form and substance satisfactory to RGI.

ARTICLE 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication required to be given to any party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered by hand, recognized national next business day delivery service, confirmed facsimile transmission, or confirmed electronic mail, or five (5) days after mailing by registered or certified mail, postage prepaid, return receipt requested, to the respective addresses given below, or to another address as it shall designate by written notice given to the other party in the manner provided in this Section.

In the case of RGI:	Reproductive Genetics Institute
2825 North Halsted Street
Chicago, IL 606571
Attention: Yury Verlinsky

With a copy to:	Jerry I. Rudman, Esq.
Deutsch, Levy & Engel, Chtd.
225 W. Washington Street, Suite 1700
Chicago, IL 60606

In the case of ES	Embryome Sciences, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West

With a copy to:	Richard S. Soroko, Esq.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1           ES represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of ES, enforceable in accordance with its terms, and that the execution and performance of this Agreement by ES will not violate, contravene or conflict with any other agreement to which ES is a party or by which it is bound or with any law, rule or regulation applicable to ES, and that any permits, consents or approvals necessary or appropriate for ES to enter into this Agreement have been obtained.

11.2           ES is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

11.3           RGI represents and warrants that (a) it owns the KNOW-HOW, (b) it has the full legal right and power to grant the licenses granted hereunder, (c) that this Agreement constitutes the binding legal obligation of RGI, enforceable in accordance with its terms, (d) the execution, delivery, and performance of this Agreement by RGI will not violate, contravene or conflict with any other agreement to which RGI is a party or by which it is bound or with any law, rule or regulation applicable to RGI, and (e) any permits, consents or approvals necessary or appropriate for RGI to enter into this Agreement have been obtained.

11.4           RGI represents and warrants that, to the best of its knowledge, the use of the KNOW- HOW and CELLS by ES or any of ES’s AFFLIATES for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by any third party.

11.5           RGI represents and warrant that the use of the KNOW-HOW and the CELLS by ES or any of ES’s AFFLIATES for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by RGI or under any patent that may issue from any RGI patent application now pending, or any other intellectual property rights of RGI.

11.6           RGI further represents, warrants and agrees, that it shall not make any claim or demand, or commence any lawsuit or other proceeding, alleging that use of the KNOW-HOW or CELLS by ES or any Sublicensee during the term of this Agreement for any purpose contemplated or permitted by this Agreement infringes in any way any claim under any patent that RGI may in the future obtain, or any other intellectual property rights that RGI may obtain in the future.  The provisions of this Section 11.6 shall pertain as well to all subsidiaries of RGI and all patents and patent applications of RGI subsidiaries. RGI and its subsidiaries shall cause the provisions of this Section 11.6, as they pertain to refraining from asserting claims and demands or commencing lawsuits and proceedings, to be including in all licenses and assignments of RGI’s patents and patent applications.

11.7           RGI represents and warrants that all CELLS and CELL LINES have been ACCEPTABLY DERIVED.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1           Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.

12.2           To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

12.3           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of Illinois, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

12.4           The parties hereto acknowledge that this Agreement (including the Exhibits hereto) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

12.5           The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.6           The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.7           Licenses of Intellectual Property; Bankruptcy Code.  The parties agree that the licenses granted by the parties to the other to use KNOW-HOW constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.  The parties agree that the KNOW-HOW includes trade secrets.  The parties also agree that the payments of royalties on Net Sales required to be paid by ES to RGI under this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

ARTICLE 13—WARF SUBLICENSE

13.1           WARF Sublicense.  ES grants RGI a non-exclusive royalty-free sublicense to use WARF Technology solely for the purpose of developing, producing, making, and providing to ES CELLS and CELL LINES under this Agreement.  Except as required for such purpose, no other license or sublicense of WARF Technology is granted or shall be implied by this Agreement.  RGI agrees that (a) WARF Technology may be used by RGI only for the purpose of producing, making, and providing to ES CELLS and CELL LINES under this Agreement; (b) RGI shall not sell, use, or transfer any CELLS or CELL LINES produced using WARF Technology to any third party other than ES; (c) RGI shall not use WARF Technology or CELLS or CELL LINES created, produced, or developed using WARF Technology in any manner not permitted by the WARF license, (d) RGI shall not grant any sublicense or assign any of its rights to use WARF Technology, and (e) RGI’s right to use WARF Technology shall terminate upon the termination of the WARF license or this Agreement, whichever first occurs.

13.2           Certain Definitions.  “WARF” means Wisconsin Alumni Research Foundation.  “WARF Technology” means technology under patents licensed by BioTime from WARF and sublicensed by BioTime to ES.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.

REPRODUCTIVE GENETICS INSTITUTE

By: /s/ Yury Verlinsky
Printed Name:  Yury Verlinsky
Title:  Chief Executive Officer

By: /s/ Oleg Verlinsky
Printed Name: Oleg Verlinsky
Title:  COO

EMBRYOME SCIENCES, INC.

By: /s/ Michael D. West
Printed Name: Michael D. West
Title: Chief Executive Officer

By: /s/ Judith Segall
Printed Name: Judith Segall
Title: Secretary

EXHIBIT A

List of ES-cell lines with cytogenetic disorders Updated 11/07/2008
1	hESC-104	69,XXY
2	hESC-145	47,XXY
3	hESC-168	46,XX der(4) t(4;13)
4	hESC-184	47,XX +13
5	hESC-208	47,XX +14
6	hESC-245	47,XXY
7	hESC-252	47,XXX
8	hESC-257	47,XY +12
9	hESC-267	45,XX -22
10	hESC-278	47,XY +der(21)t(2,21)
11	hESC-300	46,X +MAR
12	hESC-310	46,XX t(14;17)
13	hESC-321	47,XX +21
14	hESC-339	46,XX iso(17q)
15	hESC-359	47,XX +12

List of ES-cell lines with genetic disorders Updated 10/29/2008
Cell Line ID	Genetic Disorder
hESC-201	ADRENOLEUKODYSTROPHY; ALD; affected (I801 del AG)
hESC-279	ALBINISM, OCULAR, TYPE I; OA1, affected, male (c.25ldel C)
hESC-285	ALBINISM, OCULAR, TYPE I; OA1, carrier (N / c.251del C)
hESC-414	BREAST CANCER, FAMILIAL (BRCA2); affected (N/IVS7 GT del)
hESC-413	BREAST CANCER, FAMILIAL (BRCA2); affected (N/IVS7 GT del) & MULTIPLE ENDOCRINE NEOPLASIA, TYPE I; MEN1 affected (N/3036 4bp del)
hESC-416	CYSTIC FIBROSIS; affected (AF508/1717-1 G>A)
hESC-417	CYSTIC FIBROSIS; affected (AF508/ 17-17-1 G-A)
hESC-288	CYSTIC FIBROSIS; affected (AF508/AFSfl8)
hESC-289	CYSTIC FIBROSIS; affected (AF508/AF508)
hESC-411	CYSTIC FIBROSIS affected (AF508/AF508)
hESC-412	CYSTIC FIBROSIS, affected (AF508/AF508)
hESC-410	CYSTIC FIBROSIS, affected (N1303K/AF508)
hESC-257	CYSTIC FIBROSIS, affected (W1282X/R117C)
hESC-148	DYSTROPHIA MYOTONICA 1, affected
hESC-153	DYSTROPHIA MYOTONICA 1, affected
hESC-246	EMERY-DREIFUSS MUSCULAR DYSTROPHY, X-LINKED; EDMD, affected (XY)
hESC-357	EMERY-DREIFUSS MUSCULAR DYSTROPHY, X-LINKED; EDMD, affected (XY)
hESC-358	EMERY-DREIFUSS MUSCULAR DYSTROPHY, X-LINKED; EDMD, affected (XY)
hESC-245	EMERY-DREIFUSS MUSCULAR DYSTROPHY, X-LINKED; EDMD, carrier (XXY)
hESC-328	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-330	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-333	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-399	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-401	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-402	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected

hESC-403	FACIOSCAPULOHUMERAL MUSCULAR DYSTROPHY 1A; FSHMD1A, affected
hESC-128	FANCONI ANEMIA, COMPLEMENTATION GROUP A; FANCA, carrier (N/14bp del)
hESC-214	FRAGILE SITE MENTAL RETARDATION 1, affected male
hESC-125	FRAGILE SITE MENTAL RETARDATION 1, carrier
hESC-356	HEMOGLOBIN-ALPHA LOCUS; HBA, affected (-- /--)
hESC-164	HEMOGLOBIN-BETA LOCUS; HBB, affected (cd39 / IVS1-110)
hESC-418	HEMOGLOBIN-BETA LOCUS; HBB, affected (cd8+G/619del)
hESC-233	HEMOGLOBIN-BETA LOCUS; HBB, affected (HbS/HbS - sickle cell anemia)
hESC-405	HEMOGLOBIN-BETA LOCUS; HBB, affected (lVSI-5/Cd8+G)
hESC-223	HEMOGLOBIN-BETA LOCUS; HBB, affected (IVSI-6/IVSI-6)
hESC-254	HEMOGLOBIN-BETA LOCUS; HBB, affected (Unknown / IVSII-1)
hESC-277	HEMOGLOBIN-BETA LOCUS; HBB, affected (Unknown/IVSII-1)
hESC-158	HEMOGLOBIN-BETA LOCUS; HBB, carrier (N/IVS 1-1)
hESC-213	HEMOGLOBIN-BETA LOCUS; HBB, carrier (N/IVSl-1l0)
hESC-186	HUNTINGTON DISEASE; HD, affected
hESC-187	HUNTINGTON DISEASE; HD, affected
hESC-194	HUNTINGTON DISEASE; HD, affected
hESC-218	HUNTINGTON DISEASE; HD, affected
hESC-396	HUNTINGTON DISEASE; HD, affected
hESC-397	HUNTINGTON DISEASE; HD, affected
hESC-415	HUNTINGTON DISEASE; HD, affected
hESC-154	MARFAN SYNDROME; MFS, affected (N/G7712A )
hESC-414	MULTIPLE ENDOCRINE NEOPLASIA, TYPE I; MEN1 affected (N/3036 4bp del)
hESC-170	MUSCULAR DYSTROPHY, BECKER TYPE; BMD, affected male
hESC-283	MUSCULAR DYSTROPHY, DUCHENNE TYPE; DMD, affected male
hESC-301	MUSCULAR DYSTROPHY, DUCHENNE TYPE; DMD, affected male
hESC-180	MUSCULAR DYSTROPHY, DUCHENNE TYPE; DMD, carrier
hESC-302	MUSCULAR DYSTROPHY, DUCHENNE TYPE; DMD, carrier

hESC-137	NEUROFIBROMATOSIS, TYPE I; NF;laffected (EXON 29 TGG-TGA)
hESC-138	NEUROFIBROMATOSIS, TYPE I; NF;laffected (EXON 29 TGG-TGA)
hESC-139	NEUROFIBROMATOSIS, TYPE I; NF;laffected (EXON 29 TGG-TGA)
hESC-140	NEUROFIBROMATOSIS, TYPE I; NF;laffected (EXON 29 TGG-TGA)
hESC-141	NEUROFIBROMATOSIS, TYPE I; NF;laffected (EXON 29 TGG-TGA)
hESC-235	NEUROFIBROMATOSIS, TYPE I; NF;laffected (N/e.750-75I insT)
hESC-315	NEUROFIBROMATOSIS, TYPE I; NF;laffected (R19 47X/N)
hESC-326	POPLITEAL PTERYGIUM SYNDROME; PPS; affected (R84H/N)
hESC-323	SANDHOFF DISEASE; affected (II20V/5’end l6 kb DEL)
hESC-324	SANDHOFF DISEASE; affected (II20V/5' end 16 kb DEL)
hESC-395	SANDHOFF DISEASE; affected (II20V/5' end l6 kbDEL)
hESC-274	SPINAL MUSCULAR ATROPHY, TYPE I; SMA1, affected
hESC-404	SPINAL MUSCULAR ATROPHY, TYPE I; SMA1, affected
hESC-271	TORSION DYSTONIA 1, AUTOSOMAL DOMINANT; DYT1, affected (N/ GAG del)
hESC-386	TORSION DYSTONIA 1, AUTOSOMAL DOMINANT; DYT1, affected (N/ GAG del)
hESC-406	TORSION DYSTONIA 1, AUTOSOMAL DOMINANT; DYT1, affected (N/ GAG del)
hESC-407	TREACHER COLLINS-FRANCESCHETTI SYNDROME; TCOF (Nt. 4374 ins. A/N)
hESC-408	TREACHER COLLINS-FRANCESCHETTI SYNDROME; TCOF (Nt. 4374 ins, A/N)
hESC-316	TUBEROUS SCLEROSIS TYPE 1, affected (N/IVS+1 G ¦^)
hESC-320	TUBEROUS SCLEROSIS TYPE 1, affected (N/ IVS7+1 G¦^)

ID	Karyotype	Type	SSEA3	SSEA4	TRA80	TRA80	TRA39	Oct4	AP
FL
SI-15	46,XX	M	+	+	+	+	+	+	+
SI-17	46XX	M	+	+	+	+	+	+	+
SI-18	46,XX	M	+	+	+	+	+	+	+
SI-21	46,XX	M	+	+	+	+	+	+	+
SI-24	46,XX	M	+	+	+	+	+	+	+
SI-27	46,XX	M	+	+	+	+	+	+	+
SI-28	46,XY	M	+	+	+	+	+	+	+
SI-31	46,XX	M	+	+	+	+	+	+	+
SI-33	46,XY	M	+	+	+	+	+	+	+
SI-53	46,XX	M	+	+	+	+	+	+	+
SI-60	46,XX	M	+	+	+	+	+	+	+
SI-62	46,XY	M	+	+	+	+	+	+	+
SI-63	46,XX	M	+	+	+	+	+	+	+
SI-73	46XX	M	+	+	+	+	+	+	+
SI-79	46,XX	M	+	+	+	+	+	+	+
SI-80	46,XX	M	+	+	+	+	+	+	+
SI-8I	46,XY	M	+	+	+	+	+	+	+
SI-93	46,XY	M	+	+	+	+	+	+	+
SI-94	46,XY	M	+	+	+	+	+	+	+
SI-95	46,XX	M	+	+	+	+			+
SI-96	46,XX	M	+	+	+	+	+	+	+
SI-97	46,XY	M							+
SI-98	pending	M	+	4-	4-	+			+
SI-99	46,XY	M	+	4-	4-	+			+

SI-100	46,XX	M	+	+	+	+			+
SI-101	46,XX	M	+	+	+	+	+	+	+
SI-102	46,XX	M					+	+
SI-103	46,XY	M	+	+	+	+	+	+	+
SI-105	46,XX	M					+	+
SI-106	46XY	M	+	+	+	+	+	+	+
SI-107	46,XX	M	+	+	+	+	+	+	+
SI-108	46,XX	M	+	+	+	+	+	+	+
SI-109	46,XX	M	+	+	+	+	+	+	+
SI-110	46,XX	M	+	+	+	+	+	+	+
SI-111	46,XX	M	+	+	+	+	+	+	+
SI-114	46,XX	M	+	+	+	+	+	+	+
SI-115	46,XX	M	+	+	+	+	+	+
SI-122	46XX	M	+	+	+	+	+		+
SI-123	46XX	M	+	+	+	+	+	+	+
SI-124	46XX	M	+	+	+	+	+	+	+
SI-126	46,XY	M	+	+	+	+	+	+	+
SI-131	46,XX	M	+	+	+	+	+	+	+
SI-132	46,XY	M	+	+	+	+	+	+	+
SI-133	46,XX	M	+	+	+	+	+	+	+
SI-134	pending	M	+	+	+	+	+	+	+
SI-135	46,XX	M	+	+	+	+	+	+	+
SI-144	46,XX	M	+	+	+	+	+	+	+
SI-146	46,XX	M	+	+	+	+	+	+	+
SI-149	pending	M	+	+	+	+	+	+	+
SI-150	pending	M	+	+	+	+	+	+	+

SI-151	pending	M	+	+	+	+	+	+	+
SI-155	46,XX	M	+	+	+	+	+	+	+
SI-156	46XX	M	+	+	+	+	+	+	+
SI-157	46XY	M	+	+	+	+	+	+	+
SI-159	46XX	M	+	+	+	+	+	+	+
SI-160	46,XX	M	+	+	+	+	+	+	+
SI-161	pending	M	+	+	+	+	+	+	+
SI-162	pending	M	+	+	+	+	+	+	+
SI-163	pending	M	+	+	+	+	+	+	+
SI-165	pending	M	+	+	+	+		+	+
SI-167	pending	M	+	+	+	+		+	+
SI-169	pending	M	+	+	+	+	+		+
SI-171	pending	M	+	+	+	+	+	+	+
SI-172	pending	M	+	+	+	+	+	+	+
SI-174	46XX	M	+	+		+	+	+	+
SI-175	pending	M	+	+		+		+	+
SI-176	pending	M	+	+	+	+		+	+
SI-177	pending	M	+	+	+	+		+	+
SI-178	pending	M	+	+	+	+	+	+	+
SI-179	46XY	M	+	+	+	+	+	+	+
SI-182	pending	M	+	+	+	+	+	+	+
SI-183	46,XX	M	+	+	+	+	+	+	+
SI-185	46,XX	M	+	+	+	+	+	+	+
SI-188	pending	M	+	+	+	+	+	+	+
SI-189	pending	M	+	+	+	+	+	+	+
SI-191	pending	M	+	+	+	+	+	+	+

SI-192	pending	M	+	+	+	+	+	+	+
SI-193	pending	M	+	+	+	+	+	+	+
SI-195	pending	M	+	+	+	+	+	+	+
SI-196	46,XX	M	+	+	+	+	+	+	+
SI-197	pending	M	+	+	+	+	+	+	+
SI-198	pending	M	+	+	+	+	+	+	+
SI-199	pending	M	+	+	+	+	+	+	+
SI-200	pending	M	+	+	+	+	+	+	+
SI-202	pending	M	+	+	+	+	+	+	+
SI-203	pending	M	+	+	+	+	+	+	+
SI-204	pending	M	+	+	+	+	+	+	+
S1-205	pending	M	+	+	+	+	+	+	+
SI-206	46,XY	M	+	+	+	+	+	+	+
SI-209	46,XY	M	+	+	+	+	+	+	+
SI-210	46,XY	M	+	+	+	+	+	+	+
SI-211	pending	VI	+	+	+	+	+	+	+
SI-215	46,XX	M	+	+	+	+	+	+	+
S1-216	46,XY	M	+	+	+	+	+	+	+
SI 217	46,XY	M	+	+	+	+	+	+	+
SI-219	46,XX	M	+	+	+	+	+	+	+
SI-221	46,XY	M	+	+	+	+	+	+	+
S1-222	pending	M	+	+	+	+	+	+	+
S1-224	46,XY	M	+	+	+	+	+	+	+
S1-226	46,XX	M	+	+	+	+	+	+	+
SI-227	46,XY	M	+	+	+	+	+	+	+
SI-228	46,XY	M	+	+	+	+	+	+	+

SI-230	46,XX	M	+	+	+	+	+	+	+
SI-231	46,XX	M	+	+	+	+	+	+	+
SI-232	46,XY	M	+	+	+	+	+	+	+
SI-234	45X?	M	+	+	+	+	+	+	+
SI-236	46,XY	M	+	+	+	+	+	+	+
SI-237	46,XX	M	+	+	+	+	+	+	+
SI-238	46,XX	M	+	+	+	+	+	+	+
SI-239	pending	M
SI-240	46,XY	M	+	+	+	+	+	+	+
SI-241	pending	M
SI-242	46,XY	M	+	+	+	+	+	+	+
SI-243	46,XX	M	+	+	+	+	+	+	+
SI-244	46,XX	M	+	+	+	+	+	+	+
SI-247	46XX	M	+	+	+	+	+	+	+
SI-248	pending	M	+	+	+	+	+	+	+
SI-249	pending	M	+	+	+	+	+	+	+
SI-250	46XX	M	+	+	+	+	+	+	+
SI-251	46,XX	M	+	+	+	+	+	+	+
SI-253	46,XX	M	+	+	+	+	+	+	+
SI-255	46XY	M	+	+	+	+	+	+	+
SI-256	pending	M	+	+	+	+	+	+	+
SI-258	pending	M	+	+	+	+	+	+	+
SI-259	46XX	M
SI-260	pending	M	+	+	+	+	+	+	+
SI-261	46XX	M	+	+	+	+	+	+	+
SI-262	pending	M

SI-263	46XX	M	+	+	+	+	+	+	+
SI-264	46,XX	M	+	+	+	+		+	+
SI-265	46,XY	M	+	+	+	+	+	+	+
SI-266	46XY	M	+	+	+	+		+	+
SI-268	46,XX	M	+	+	+	+	+	+	+
SI-269	46XX	M	+	+	+	+	+	+	+
SI-270	46,XY	M	+	+	+	+	+	+	+
SI-272	46XX	H
SI-273	46XX	H
SI-275	46XX	H
SI-276	pending	H
SI-280	46XX	H
SI-281	46 XX	H
SI-282	46XY	H
SI-284	46XX	H	+	+	+	+	+	+	+
SI-286	46XX	H
SI-287	pending	H
SI-290	pending	H	+	+	+	+	+	+	+
SI-291	46XY	H	+	+	+	+	+	+	+
SI-292	46XX	H	+	+	+	+	+	+	+
SI-293	46XY	free	+	+	+	+	+	+	+
SI-294	pending	M	+	+	+	+	+	+	+
SI-295	46XX	M
SI-296	pending	M
SI-297	46XX	M	+	+	+	+	+	+	+
SI-298	46XY	M

SI-299	46XY	M
SI-303	46XY	H	+	+	+	+	+	+	+
S1-304	46XY	H	+	+	+	+	+	+	+
S1-305	46XY	H
SI-306	46XY	H
SI-307	46XX	H	+	+	+	+	+	+	+
SI-308	46XX	H	+	+	+	+	+	+	+
SI-309	46XY	H
SI-311	46XX	H	+	+	+	+	+	+	+
SI-313	46XX	H	+	+	+	+	+	+	+
SI-322	pending	H	+	+	+	+	+	+	+
SI-325	46,XX	M	+	+	+	+	+	+	+
SI-327	46XX	M	+	+	+	+	+	+	+
SI-331	46XY	M
SI-334	46XX	M
SI-335	pending	M
SI-336	46,XX	M	+	+	+	+	+	+	+
SI-337	46XX	M
SI-338	46XY	M
SI-340	46XX	M
SI-341	46XY	M
SI-342	pending	M	+	+	+	+	+	+	+
SI-343	46XY	M
SI-344	pending	M+H	+	+	+	+	+	+	+
SI-345	46XX	M
S1-349	46,XX	H	+	+	+	+	+	+	+

SI-3 50	pending	H	+	+	+	+	+	+	+
SI-351	46XX	H	+	+	+	+	+	+	+
SI-352	46XX	H	+	+	+	+	+	+	+
SI-353	46XY	H	+	+	+	+	+	+	+
SI-354	46,XY	M+H	+	+	+	+	+	+	+
SI-355	46,XY	H	+	+	+	+	+	+	+
SI-3 56	46XX	M+H	+	+	+	+	+	+	+
SI-357	46XY	H	+	+	+	+	+	+	+
SI-358	46XY	M	+	+	+	+	+	+	+
SI-360	46,XY	H	+	+	+	+	+	+	+
SI-361	46,XY	H	+	+	+	+	+	+	+
SI-362	46,XX	H	+	+	+	+	+	+	+
SI-363	46XY	H	+	+	+	+	+	+	+
SI-364	46XY	H	+	+	+	+	+	+	+
SI-3 65	pending	H	+	+	+	+	+	+	+
SI-366	pending	H	+	+	+	+	+	+	+
S1-367	pending	H	+	+	+	+	+	+	+
SI-368	pending	H	+	+	+	+	+	+	+
SI-369	pending	H	+	+	+	+	+	+	+
SI-370	pending	H	+	+	+	+	+	+	+
S1-371	pending	H	+	+	+	+	+	+	+
SI-372	pending	H	+	+	+	+	+	+	+
SI-373	pending	H	+	+	+	+	+	+	+
SI-3 74	pending	H	+	+	+	+	+	+	+
SI-375	pending	H
SI-390	pending	M